                                                                      EXHIBIT 99

[GRAPHIC]
================================================================================
02/05/01
================================================================================

        WILLIAMS' 2000 RESULTS FROM CONTINUING OPERATIONS QUADRUPLE 1999

         TULSA -- Williams (NYSE: WMB) today reported unaudited 2000 income from continuing operations of $873.2 million, or $1.95 per share on a diluted basis, versus $178 million, or 40 cents per share on a restated basis, for 1999.

         Including the loss from discontinued operations from the previously announced plan to sell Williams Communications Solutions, Williams reported unaudited 2000 net income of $524.3 million, or $1.17 per share, compared with restated net income of $221.4 million, or 50 cents per share, for 1999.

         "It was a year of operational and financial highlights for Williams," said Keith E. Bailey, chairman, president and chief executive officer. "We had nearly a three-fold growth in segment profit of our Energy Services unit and our Gas Pipeline business turned in another record performance. By finishing our national fiber-optic network, we completed in only three years one of the largest, most complex construction projects ever undertaken by the company.

         "As we enter 2001, we believe that our performance will meet the expectations of the financial community as the productive capacity that we have aggressively developed in each of our businesses delivers bottom-line results," he said. "Our recently completed equity offering is a major factor in providing the financial capacity for us to execute the growth strategy of each of our businesses."

         For the fourth quarter, income from continuing operations was $259.3 million, or 57 cents per share on a diluted basis, compared with $66.1 million, or 14 cents per share on a restated basis, for the same period last year.

         Gas Pipeline, one of the nation's largest transporters of natural gas through systems that span the United States, reported 2000 segment profit of $741.5 million compared with $697.3 million during 1999.

         The improvement primarily was due to the benefit of increased transportation and storage revenues and the contribution of new capital investments.

         For the fourth quarter of 2000, Williams' gas pipeline business reported segment profit of $175.6 million, compared with segment profit of $192.4 million during the same period of 1999, a period which benefited from $21 million in rate refund reductions. Energy Services, which provides a full spectrum of traditional and advanced energy products and services, reported 2000 segment profit of $1,558.7 million, compared with segment profit of $529.1 million during 1999.

         The increase primarily was due to substantially higher profits from the energy marketing and trading business, reflecting successful proprietary natural gas and electric power trading during a year of nationwide volatility across these energy portfolios; increased earnings from structured transactions and greater overall market demand. Also contributing were increased natural gas liquids margins and volumes, higher natural gas production prices and increased throughput and refining margins. Partially offsetting these increases was the $75.7 million impact of impairments and losses accrued during 2000 related to the decision to exit certain energy activities, including $45.4 million recorded in the fourth quarter.

         For the fourth quarter of 2000, Energy Services reported segment profit of $630.5 million, compared with segment profit of $142.9 million during the same period of 1999. The increase was due primarily to substantially higher natural gas and electric power trading profits resulting, in large part, from significant nationwide price volatility during the quarter.

         Communications, which includes a leading-edge broadband network, single-source communications systems integration and multiple technology applications for businesses, reported a 2000 segment loss of $165.7 million, compared with a restated segment loss of $259.1 million during 1999.

         The reduced segment loss resulted from gains on sales of investments and lower losses from its investment in a Brazilian cellular business, partially offset by higher depreciation and amortization and the continued cost of adding resources and infrastructure to serve network customers. Results for 1999 reflect approximately $34 million in losses resulting from selling certain non-core businesses. Pursuant to plans to sell the Solutions segment, results for that business unit are reported as discontinued operations.

         For the fourth quarter of 2000, Communications reported a segment loss of $152.4 million compared with a restated segment loss of $68.3 million during the same period of 1999.

About Williams

         Williams, through its subsidiaries, connects businesses to energy and communications. The company delivers innovative, reliable products and services through its extensive networks of energy-distributing pipelines and high-speed fiber-optic cables. Williams information is available at http://www.williams.com/. Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.

================================================================================
CONTACT INFORMATION:

Jim Gipson, media                  Rick Rodekohr, Investors               Richard George, Investors
(918) 573-2111                     (918) 573-2087                         (918) 573-3679
jim.gipson@williams.com            rick.rodekohr@williams.com             richard.george@williams.com